Exhibit 99.1

Nassda Contact:

Tammy Liu

Nassda Corporation

(408) 327-7710

tammy@nassda.com or ir@nassda.com

Nassda Announces Revenue of $9.8 Million for the Quarter Ended March 31, 2004

Net Income of $752,000, or $0.03 per Diluted Share

Santa Clara, Calif., April 14, 2004 – Nassda Corporation (Nasdaq: NSDA), a leading provider of full-chip circuit simulation and analysis software for the design and verification of complex semiconductors, today announced financial results for the quarter ended March 31, 2004, the second quarter of Nassda’s fiscal 2004.  Revenue for the quarter ended March 31, 2004 was $9.8 million, an 11% increase from $8.8 million for the quarter ended March 31, 2003 and a 1% increase from $9.7 million for the quarter ended December 31, 2003.

Net income for the quarter ended March 31, 2004 was $752,000, or $0.03 per diluted share, an increase of 31% from $572,000, or $0.02 per diluted share, for the quarter ended December 31, 2003 and a decrease of $270,000 from $1.0 million, or $0.04 per diluted share, for the quarter ended March 31, 2003.

“We are happy to have met market expectations for quarterly revenue and earnings,” said Sang Wang, Chief Executive Officer.  “More importantly, bookings from our newer products and options, other than HSIM®, had also increased both in absolute dollars and as a percent of total bookings.  Although customers’ budgets have been cautiously controlled, particularly with the major semiconductor companies, we now have all of the top 25, and 43 of the top 50, of the 2003 worldwide IC sales leaders as our customers.  We are on track to deliver our upcoming 5.0 software release, which includes the new HSIMplus platform, and our suite of advanced circuit verification and analysis products to meet the challenges of complex nanometer silicon success.”

Business Outlook

Over the last two fiscal quarters, there have been some improvements in the global economy and the semiconductor industry.  However, we experienced similar purchasing patterns from our customers over the past six months and continue to believe that they will spend conservatively in calendar 2004 with tight control on their R&D budgets.  As a result, for the quarter ending June 30, 2004, Nassda expects total revenue of $10.4 million to $10.6 million and fully diluted earnings per share of approximately $0.04.

For fiscal 2004, Nassda anticipates total revenue of $40.0 million to $41.0 million and fully diluted earnings per share of approximately $0.13.  Although time-based license bookings as a percent of total bookings for the three months ended March 31, 2004 was much lower than we have experienced previously due to the seasonality of renewals, budget constraints and the market and competitive environment, we expect that time-based license bookings as a percent of total bookings to be between 50% to 70% for the second half of fiscal 2004.  As a result, time-based license revenue as a percent of total revenue is expected to be between 50% to 60% for the second half of fiscal 2004.

Nassda intends to continue to control operating costs, but also anticipates making additional investments in Nassda’s worldwide sales, support, and research and development organizations.  As a result, Nassda expects quarterly operating margins to vary and range from 10% to 15% during the remaining two quarters of fiscal 2004.

Nassda will hold a conference call that includes business outlook with financial analysts and investors at 2:00 p.m. PDT today.  A live webcast of the call will be available on Nassda’s Web site at http://www.nassda.com or http://www.fulldisclosure.com.  Following completion of the call, a rebroadcast of the webcast will be available at http://www.nassda.com or http://www.fulldisclosure.com through April 21, 2004.

Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 434608.  The replay will be available from 5:00 p.m. PDT on April 14, 2004 through April 21, 2004.

About Nassda

Nassda Corporation (Nasdaq: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, memory, high-performance digital, and mixed-signal SoC designs. Nassda’s products enable first silicon success and improve product quality and production yield for its consumer, communication, computer and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at http://www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding future product releases, anticipated revenue, operating margins, diluted earnings per share, time-based license bookings as a percent of total bookings and total revenue and additional investments in Nassda’s worldwide organizations that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation the availability of customer budgets for Nassda’s products, Nassda’s cost control measures, the timing and extent of legal expenses related to Nassda’s on-going litigation, Nassda’s product development schedules, the design performance of Nassda’s existing and new electronic design automation software and other tools, customers’ adoption of Nassda’s products, whether customers purchase time-based or perpetual licenses and those customers’ design and manufacturing schedules.  In addition, continued reduced capital spending or delayed implementation of programs due to adverse general economic conditions and reduced demand for products containing complex nanometer-scale semiconductors may impact Nassda’s future performance.  These risks, uncertainties and other factors may cause Nassda’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.  In addition, historical information should not be considered a predictor of future performance.  Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.  Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see Nassda’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Report on form 10-Q for the quarter ended December 31, 2003, as filed with the Securities and Exchange Commission.

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Nassda and HSIM are registered trademarks and HSIMplus is a trademark of Nassda Corporation.

Nassda Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	September 30, 2003
	(unaudited)

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$96,155	$92,165
Accounts receivable, net of allowance	2,079	1,874
Prepaid expenses and other current assets	1,206	996
Deferred income taxes	2,595	2,568
Total current assets	102,035	97,603
Property and equipment, net	543	704
Other assets	1,133	1,165
Total assets	$103,711	$99,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,574	$230
Accrued compensation	2,339	2,689
Accrued liabilities	2,217	3,281
Income taxes payable	1,142	1,712
Deferred revenue	8,899	8,982
Total current liabilities	17,171	16,894

Deferred revenue	1,008	849
Other long-term liabilities	64	64
Total liabilities	18,243	17,807

Stockholders’ equity:
Common stock	26	26
Additional paid-in capital	72,290	70,343
Deferred stock-based compensation	(589)	(1,117)
Accumulated other comprehensive income	—	(4)
Retained earnings	13,741	12,417
Total stockholders’ equity	85,468	81,665
Total liabilities and stockholders’ equity	$103,711	$99,472

Nassda Corporation

Unaudited Consolidated Income Statements

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Revenue
Product	$1,571	$3,211	$4,574	$7,843
Subscription	5,755	3,443	9,997	7,191
Maintenance	2,461	2,145	4,943	4,100
Total revenue	9,787	8,799	19,514	19,134

Cost of revenue
Cost of product revenue	74	63	165	129
Cost of subscription revenue	104	84	209	170
Cost of maintenance revenue	259	197	485	398
Total cost of revenue	437	344	859	697

Gross profit	9,350	8,455	18,655	18,437

Operating expenses:
Research and development	2,010	1,706	4,042	3,235
Sales and marketing	2,662	2,873	5,340	5,749
General and administrative	3,623	2,414	7,397	4,878
Stock-based compensation	218	248	442	496
Total operating expenses	8,513	7,241	17,221	14,358

Income from operations	837	1,214	1,434	4,079
Other income, net	238	246	458	494

Income before income taxes	1,075	1,460	1,892	4,573
Provision for income taxes	(323)	(438)	(568)	(1,528)
Net income	$752	$1,022	$1,324	$3,045

Earnings per share:
Basic	$0.03	$0.04	$0.05	$0.12
Diluted	$0.03	$0.04	$0.05	$0.11

Shares used in computing earnings per share:
Basic	26,251	24,889	26,104	24,626
Diluted	29,213	28,487	29,181	28,705